Exhibit 99.1

Augmedix Reports Third Quarter 2021 Financial Results

SAN FRANCISCO, Calif. – November 9, 2021 – Augmedix, Inc. (Nasdaq: AUGX), a leading digital health platform that offers virtual medical documentation and live clinical support, today reported financial results for the three months ended September 30, 2021.

“In the third quarter, we delivered strong revenue growth and steady gross margin improvement driven by a team that is dedicated to leading the way in clinical documentation innovation,” said Manny Krakaris, Chief Executive Officer of Augmedix. “In recognition of the value we are delivering, a couple of our major enterprise accounts have recently renewed their contracts with Augmedix and we recently executed new strategic partnerships with Google and the National Cooperative of Health Networks Association. As we approach year end, we are pleased with our strong financial and operational performance and our continued innovation efforts. We are looking forward to the next stage of growth, which will be underpinned by the completion of our public offering and listing on the Nasdaq in October.”

CEO Manny Krakaris further commented, "The overarching goal of our technology platform and offering is to allow clinicians to focus on patient care, as exemplified by comments made by Dr. Jeffery Davies, an Emergency Department Medical Director at Dignity Ventura." Dr. Davies stated, "The Augmedix platform is extremely valuable, especially in the emergency department. It supports the important work of keeping patients moving and capturing key details from the natural patient conversation that would otherwise be impossible for clinicians during busy shifts. The fact that Augmedix is virtual ensures additional team members are not getting in the way of the care team. Furthermore, Augmedix loads my procedures in advance and customizes the note, which saves me time."

Third Quarter 2021 Financial and Operational Highlights

All comparisons, unless otherwise noted, are to the three months ended September 30, 2020.

●	Total revenue was $5.6 million, an increase of 33% compared to $4.2 million.

●	Dollar-based Net Revenue Retention was 122% for our Health Enterprise customers compared to 129% in 2Q21 and 113% in the third quarter of 2020.

●	Clinicians in Service were 834 as of September 30, 2021, an increase of 51% compared to 551 as of September 30, 2020. Average clinicians in service were 784 in the third quarter of 2021, an increase of 42% from 552 in the same quarter of 2020.

●	GAAP gross margin expanded 81 basis points to 45.0% compared to 44.2%. Cost of revenue increased by 31%. Adjusted gross margin, which excludes stock-based compensation, grew to 45.3% from 44.3%.

●	GAAP operating expenses were $7.2 million compared to $5.2 million. Operating expenses grew due to investment into both our sales capacity and marketing; additional software developers as we enhanced our AI-driven Notebuilder tool; and incremental costs associated with being a public company. Expenses in the third quarter of 2020 were approximately $0.4 million lower due to temporary salary reductions and furloughs attributable to the COVID-19 pandemic. Adjusted operating expenses, which exclude stock-based compensation and one-time items, were $6.8 million versus $4.4 million as of September 30, 2020.

●	Stock-based compensation expense was $0.4 million compared to $0.1 million.

●	Net loss was $2.9 million compared to $4.1 million. The net loss in the third quarter of 2021 benefited from the $2.2 million gain from the Paycheck Protection Program (“PPP”) loan forgiveness.

●	EBITDA losses were $2.1 million compared to $3.5 million. Adjusted EBITDA losses were $3.9 million compared to $2.6 million, which excludes stock-based compensation and one-time items in both periods.

●	Cash and restricted cash as of September 30, 2021, was $11.1 million.

Adjusted gross margin, Adjusted operating expenses, EBITDA and Adjusted EBITDA are a Non-GAAP financial measure. See “Non-GAAP Financial Measures”.

Conference Call

Augmedix will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, November 9, 2021, to discuss its third quarter 2021 financial results. The call may be accessed through an operator by calling (877) 407-3982 for domestic callers and (201) 493-6780 for international callers using conference ID: 13723538. A live and archived webcast of the event will be available at https://ir.augmedix.com/.

Definition of Key Metrics

Dollar-Based Net Revenue Retention: We define a "Health Enterprise" as a company or network of doctors that has at least 50 clinicians currently employed or affiliated that could utilize our services. Dollar-based net revenue retention is determined as the revenue from Health Enterprises as of twelve months prior to such period end as compared to revenue from these same Health Enterprises as of the current period end, or current period revenue. Current period revenue includes any expansion or new products and is net of contraction or churn over the trailing twelve months but excludes revenue from new Health Enterprises in the current period. We believe growth in dollar-based net revenue retention is a key indicator of the performance of our business as it demonstrates our ability to increase revenue across our existing customer base through expansion of users and products, as well as our ability to retain existing customers.

Clinicians in Service: We define a clinician in service as an individual doctor, nurse practitioner or other healthcare professional using our services. Clinicians in service is determined as the total clinicians in service as of the period end. We believe growth in the number of clinicians in service is an indicator of the performance of our business as it demonstrates our ability to penetrate the market and grow our business.

About Augmedix

Augmedix, Inc. (Nasdaq: AUGX) is a leading digital health platform that offers virtual medical documentation and live clinical support to large healthcare systems and physician practices, supporting medical offices, clinics, hospitals, emergency departments and telemedicine practices nationwide. The Company’s Ambient Automation Platform converts the natural conversation between physicians and patients into timely and comprehensive medical notes and provides a suite of related services. The medical note is generated using Augmedix’s proprietary platform, which incorporates structured data models, automatic speech recognition and natural language processing and is overseen by trained medical documentation specialists. Augmedix saves physicians up to 3 hours per day, improves productivity by as much as 20%, and increases satisfaction with work-life balance by over 40%. To learn more about Augmedix, visit augmedix.com.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted cost of revenue, adjusted gross profit, adjusted gross margin, adjusted operating expenses, EBITDA, and adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results, like one-time transaction costs related to the reverse merger and OTC listing. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of non-GAAP financial measures. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.

Forward-Looking Statements

This press release contains "forward-looking statements" that involve a number of risks and uncertainties. Words such as "believes," "may," "will," "estimates," "potential," "continues," "anticipates," "intends," "expects," "could," "would," "projects," "plans," "targets," and variations of such words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding our next stage of growth and the overarching goal of our technology platform and offering. Forward-looking statements are based on management's expectations as of the date of this filing and are subject to a number of risks, uncertainties and assumptions, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our expectations regarding changes in regulatory requirements; our ability to interoperate with the electronic health record systems of our customers; our reliance on vendors; our ability to attract and retain key personnel; the competition to attract and retain remote documentation specialists; anticipated trends, growth rates, and challenges in our business and in the markets in which we operate; our ability to further penetrate our existing customer base; our ability to protect and enforce our intellectual property protection and the scope and duration of such protection; developments and projections relating to our competitors and our industry, including competing dictation software providers, third-party, non-real time medical note generators and real time medical note documentation services; the impact of current and future laws and regulations; the impact of the COVID-19 crisis on our business, results of operations and future growth prospects. Past performance is not necessarily indicative of future results. The forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investors:

Caroline Paul

Gilmartin Group

investors@augmedix.com

Media:

Kaila Grafeman

Augmedix

pr@augmedix.com

AUGMEDIX, INC.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands except Average Clinicians in Service)

	Three Months Ended
	September 30,
	2021	2020
Revenue	$5,625	$4,245
Cost of revenues	3,092	2,368
Gross profit	2,533	1,877
Operating expenses
General and administrative	3,238	3,336
Sales and marketing	2,157	887
Research and development	1,810	1,009
Total operating expenses	7,205	5,232
Loss from operations	(4,672)	(3,355)

Other income (expense), net	1,813	(761)
Net loss	$(2,859)	$(4,116)

Average Clinicians in Service	784	552

Clinicians in Service end of period	834	551

AUGMEDIX, INC.

Reconciliation of GAAP to Non-GAAP Metrics

(Unaudited, in thousands)

	Three Months Ended
	September 30,
	2021	2020
Stock Based Compensation Expense
Cost of revenues	$14	$3
General and administrative	258	69
Sales and marketing	31	18
Research and development	68	9
Total stock-based compensation expense	$371	$99

Net loss	$(2,859)	$(4,116)
Interest expense	589	402
Tax	37	26
Depreciation and Amortization	156	213
EBITDA	$(2,077)	$(3,475)
Stock-based compensation expense	371	99
Transaction related expense		753
Less: Forgiveness of PPP loan	(2,180)	-
Adjusted EBITDA	$(3,886)	$(2,623)

GAAP Cost of Revenues	$3,092	$2,368
Less: Stock-based compensation expense	(14)	(3)
Adjusted cost of revenues	3,078	2,365
Non-GAAP gross profit	$2,547	$1,880
Adjusted gross margin	45.3%	44.3%

GAAP Operating Expenses	$7,205	$5,232
Less: Stock-based compensation expense	(357)	(96)
Less: Transaction related expense		(753)
Non-GAAP Operating Expenses	$6,848	$4,383

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